Exhibit 5.1

STROOCK & STROOCK & LAVAN LLP
180 MAIDEN LANE
NEW YORK, NY 10038

May 18, 2023

UMH Properties, Inc.
Juniper Business Plaza
3499 Route 9 North, Suite 3-C
Freehold, New Jersey 07728

Re:	UMH Properties, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

You (the “Company”) have requested our opinion in connection with your filing with the Securities and Exchange Commission on the date hereof of a shelf registration statement on Form S-3 (the “Registration Statement”) registering (i) shares of common stock, $0.10 par value per share (the “Common Stock”), (ii) shares of preferred stock, (the “Preferred Stock”), (iii) warrants (the “Warrants”) to purchase Common Stock or Preferred Stock, and (iii) senior or subordinated debt securities (the “Debt Securities” and, together with the Common Stock, the Preferred Stock and the Warrants, the “Securities”) to be issued to the public from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

In furnishing this opinion, we have examined copies of the Registration Statement, your Charter and By-Laws, as amended to date, and resolutions adopted by your Board of Directors (the “Board”), authorizing the filing of the Registration Statement and the issuance of the Securities. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examinations of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of your officers and representatives and others.

Based upon and subject to the foregoing, it is our opinion that:

1.
The Common Stock has been duly authorized for issuance and when (a) the applicable provisions of the Securities Act and such state “blue sky” or securities laws as may be applicable have been complied with, (b) if necessary, articles of amendment to the Company’s Charter to increase the Company’s authorized Common Stock to at least the number of shares necessary to provide for such issuance have been approved by the Board and filed with the Maryland State Department of Assessments and Taxation (the “MSDAT”), (c) the Board (or a duly authorized committee of the Board)  has duly authorized a specified number of shares of Common Stock for issuance by the Company on terms and for consideration determined by the Board (or such committee), which consideration shall not be less than the par value per share, and (d) such shares of Common Stock have been issued, delivered and paid for, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2.
The Preferred Stock has been duly authorized for issuance and when (a) the applicable provisions of the Securities Act and such state “blue sky” or securities laws as may be applicable have been complied with, (b) if necessary, articles of amendment to the Company’s Charter to increase the Company’s authorized Common Stock to at least the number of shares necessary to provide for such issuance have been approved by the Board and filed with the MSDAT, (c) the Company’s Board (or a duly authorized committee of the Board) has duly adopted and the Company has duly filed with the MSDAT Articles Supplementary to the Company’s Charter, reclassifying a specified number of shares of Common Stock to be shares of Preferred Stock and establishing the preferences, limitations and relative voting and other rights of a series of Preferred Stock prior to issuance thereof, (d) the Board (or a duly authorized committee of the Board) has duly authorized a specified number of shares of Preferred Stock for issuance by the Company on terms and for consideration determined by the Board (or such committee), which consideration shall not be less than the par value per share,  and (e) such shares of Preferred Stock have been issued, delivered and paid for, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3.
The Warrants have been duly authorized for issuance and when (a) the applicable provisions of the Securities Act and such state “blue sky” or securities laws as may be applicable have been complied with, (b) the Company’s Board (or a duly authorized committee of the Board) has duly authorized a specified number of Warrants for issuance by the Company on terms and for consideration determined by the Board (or such committee), (c) the Company and the warrant agent named therein have duly executed and delivered a warrant agreement relating to such Warrants, and (d) such Warrants have been issued by the Company, duly authenticated by such warrant agent, and delivered and paid for, such Warrants will be validly issued and will represent binding obligations of the Company, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, except that we express no opinion with respect to the application of equitable principles in any proceeding, whether in law or equity.

4.
The Debt Securities have been duly authorized for issuance and when (a) the applicable provisions of the Securities Act and such state “blue sky” or securities laws as may be applicable have been complied with, (b) the terms of the Debt Securities of a particular series have been duly established by or pursuant to a resolution of the Board (or a duly authorized committee of the Board) or in a supplemental indenture, and (c) the Debt Securities of such series have been issued pursuant to a duly executed indenture and, if applicable, supplemental indenture and delivered for value as contemplated in the Registration Statement, such Debt Securities will be validly issued and will represent binding obligations of the Company, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, except that we express no opinion with respect to the application of equitable principles in any proceeding, whether in law or equity.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York, and we do not purport to express any opinion herein concerning any law other than the laws of the State of New York, the Maryland General Corporation Law, and the federal laws of the United States of America.  This opinion is limited to the laws as in effect on the date hereof.

We hereby consent to be named in the Registration Statement to be filed by you with the Securities and Exchange Commission under the Securities Act as attorneys who have passed upon the legality of the Securities to be registered by the Registration Statement; and we further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP